UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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bluebird bio, Inc.
(Name of Registrant as Specified In Its Charter)
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Commencing on November 1, 2024, bluebird bio, Inc. plans to provide the following communication to its stockholders.
November 1, 2024

Fellow Stockholder:
bluebird bio, Inc.’s Annual Meeting of Stockholders is quickly approaching on November 6, 2024. We urge you to vote in favor of all the proposals on the ballot, and in particular, Proposal 4 related to the reverse stock split, which is critical to restoring stockholder value and the Company’s future.
bluebird’s gene therapies provide transformative – and even potentially curative – benefits to patients, but today, due to our current stock price we are at risk of being de-listed from Nasdaq. In addition, further capital is required in the near term to reach our expected breakeven point in the second half of next year.
A vote FOR Proposal 4 would enable us to regain compliance with Nasdaq’s minimum bid price requirement and avoid delisting. It would also increase the number of shares on a relative basis that the Company is authorized to issue, a necessary step to enable us to raise additional capital to extend our cash runway.
ISS and Glass Lewis, independent proxy advisory firms to thousands of institutional stockholders and pension funds, recognize these issues and have both recommended in favor of the reverse stock split in Proposal 4.
If you have not voted, please vote today FOR Proposal 4. If you already voted against Proposal 4, we ask that you please reconsider.
VOTING IS EASY
Simply follow the internet and telephone instructions on the enclosed form.
We appreciate your continued support of bluebird bio. Thank you.
Regards,
Andrew Obenshain
President & Chief Executive Officer

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, INNISFREE M&A INCORPORATED TOLL-FREE, at 1-877-750-0854.